EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 26, 2010, on our audits of the consolidated financial statements of United Bancorp, Inc. as of December 31, 2009 and 2008 and for the three years in the period ended December 31, 2009, which report is included in the Form 10-K of United Bancorp Inc. for the year ended December 31, 2009. We also consent to the references to our firm under the caption "Experts" in the Prospectus.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
November 4, 2010